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                                                                    EXHIBIT 12.1



                           HARVARD INDUSTRIES, INC.
                            (DEBTOR-IN-POSSESSION)
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                         DIVIDENDS ON PREFERRED STOCK
                          (In thousands of dollars)

                                                               Three months ended    Nine months ended
                                                                     June 30,             June 30,
                                                              -------------------   -------------------
                                                                 1997       1996        1997       1996
                                                              --------   --------   ---------   -------

Pre-tax income (loss)  from continuing operations
     before reorganization items............................. $ (14,692) $ (10,345) $ (212,001) $ (31,582)
Add: Fixed charges...........................................     9,147     11,152      33,479     31,981
                                                              ---------  ---------  ----------  ---------

Income as adjusted........................................... $  (5,545) $     807  $ (178,522) $     399
                                                              =========  =========  ==========  =========

Fixed charges:
    Interest on indebtedness................................. $   8,822  $  10,918  $   33,154  $  31,279
    Portion of rents representative of the interest factor...       325        234         325        702
                                                              ---------  ---------  ----------  ---------

    Fixed charges.............................................    9,147     11,152      33,479     31,981
Dividends on preferred stock and accretion...................     1,694      3,711      10,142     11,133
                                                              ---------  ---------  ----------  ---------

Fixed charges and dividends on preferred stock............... $  10,841  $  14,863  $   43,621  $  43,114
                                                              =========  =========  ==========  =========

Ratio of earnings over fixed charges and dividends
    on preferred stock ......................................     n/a   x    n/a   x    n/a    x    n/a

Deficiency of earnings over fixed charges  and
    dividends on preferred stock............................. $ (16,386) $ (14,056) $ (222,143) $ (42,715)
                                                              =========  =========  ==========  =========

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